Exhibit 10.1

DIRECTOR AGREEMENT

DIRECTOR AGREEMENT (this “Agreement”) made as of the 01 day of June 2015 by and between Drone Aviation Holding Corp., a Nevada corporation (the “Company”) and Jay Nussbaum (“Nominee”).

WHEREAS, the Company desires to attract and retain a director who will consent to serve as Chairman of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company believes that Nominee possesses valuable qualifications and abilities to serve on the Company’s Board and as its Chairman.

NOW, THEREFORE, the parties agree as follows:

1. Service to the Board.

(a) Service as a Director. Nominee consents to serve as the Chairman of the Board of Directors of the Company for a term of two (2) years if elected or appointed and, upon appointment or election to the Board of the Company, to serve as a member of the Board of the Company.

Nominee agrees that upon appointment or election he will dutifully perform his responsibilities as a director in good faith, in accordance with applicable law, and in accordance with the Articles of Incorporation, bylaws and other policy and procedures applicable to such service. Upon appointment to the Board, Nominee shall resign from the Board of Directors of the Company, upon the request of the Chief Executive.

Nominee understands that this Agreement does not constitute an offer to serve as a director of the Company, or as an employee, or in any other capacity and that appointment shall only occur by vote of the Board or shareholders of the Company. Nominee understands and agrees that if the Company offers Nominee employment, the Company will request a background check consisting of a criminal history and other background checks to be used solely for employment-related purposes and understands an offer and any position will be contingent on the receipt and evaluation of the background check report.

(b) Service on Committees. Nominee will serve on the following committees and in the capacities stated:

	Member	Chairperson
Audit Committee	X	----
Compensation/Nominating Committee	X	----

 To the extent Nominee serves as Audit Committee Chairperson, Nominee represents that Nominee possesses the necessary skills and experience by which he is qualified to serve as a qualified financial expert for purposes of such position, and before the United States Securities and Exchange Commission (“SEC”).

2. Compensation and Expenses.

(a) Compensation. The Company agrees to adopt or has adopted compensation plans for directors applicable to Nominee, in the event Nominee becomes a director, as follows:

•	Annual fee of $48,000, payable in monthly installments in accordance with the Company’s past accounting practices;
•	2,000,000 shares of restricted common stock of the Company, subject to reverse monthly vesting over a successive twenty-four (24) month period based on Mr. Nussbaum’s continued service to the Company;
•	Three-year options to purchase up to 5,000,000 shares of the Company’s common stock at an exercise price of $0.25 per share, vesting as follows:
o	(i) 20% of the above options shall vest at any time between June 1, 2015 and June 1, 2017 when an aggregate of $1,000,000 in revenue is recorded based upon Nominee’s direct business development efforts;
o	(ii) another 20% of the above options shares shall vest at any time between June 1, 2015 and June 1, 2017 when an additional aggregate of $1,000,000 in revenue is recorded based upon Nominee’s direct business development efforts;
o	(iii) another 20% of the above options shares shall vest at any time between June 1, 2015 and June 1, 2017 when an additional aggregate of $1,000,000 in revenue is recorded based upon Nominee’s direct business development efforts;
o	(iv) another 20% of the above options shares shall vest at any time between June 1, 2015 and June 1, 2017 when an additional aggregate of $1,000,000 in revenue is recorded based upon Nominee’s direct business development efforts; and
o	(v) another 20% of the above options shares shall vest at any time between June 1, 2015 and June 1, 2017 when an additional aggregate of $1,000,000 in revenue is recorded based upon Nominee’s direct business development efforts.
•	Three-year options to purchase up to 3,000,000 shares of the Company’s common stock at an exercise price of $0.25 per share, vesting in two (2) equal installments on each annual anniversary of the date of this Agreement.

(b) Expenses. The Company shall reimburse Nominee for all reasonable and necessary out-of-pocket expenses, including travel, incurred in connection with the performance of Nominee’s duties as a director on behalf of the Company (“Expenses”), upon submission of adequate documentation therefor.

(c) Insurance. The Company presently maintains a policy of directors’ and officers’ insurance coverage with a liability limit of $2,000,000 (“D&O Insurance”). In the event any notice of termination or significant change in coverage or terms of D&O Insurance are received by the Company, prompt written notice shall be provided Nominee for so long as he serves as a director of the Company and during any subsequent period during which Nominee may be entitled to the benefit of such D&O Insurance.

3. Confidentiality. Nominee acknowledges that he shall be obtaining access to certain confidential information concerning the Company and its plans and affairs, including, but not limited to, business methods, systems, scheduling, financial data, intellectual property and strategic plans which are unique assets (“Confidential Information”). Nominee covenants and agrees to not, directly or indirectly, in any manner, utilize or disclose to any person, firm or entity, such Confidential Information.

4. Termination. This Agreement shall terminate upon resignation or removal of Nominee as a director of the Company, provided that any provision of this Agreement not capable of performance prior to termination shall survive, shall survive such termination for the period necessary for performance.

5. Assignment. The duties and obligations of Nominee under this Agreement are personal and therefore Nominee may not assign any right or duty under this Agreement without the prior written consent of the Company.

6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

DRONE AVIATION HOLDING CORP.
By: _____________________________
Name: Felicia A. Hess
Title: Chief Executive Officer

NOMINEE:

________________________________
Name: Jay H. Nussbaum
Address: 9324 Georgetown Pike Great Falls VA 22066
_________________________________ SS#______________________________ Place of Birth:______________________